UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2010

West Marine, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

500 Westridge Drive
Watsonville, California 95076
(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously disclosed, we have been in discussions with Wells Fargo Bank, National Association, to amend and restate our existing credit facility.  On August 23, 2010, West Marine, Inc. and certain of its subsidiaries, as borrowers and guarantors, and certain lenders entered into an amended and restated loan and security agreement pursuant to which we will have $140.0 million in borrowing capacity and, at our option (and subject to certain conditions precedent set forth in the loan agreement), we may increase our borrowing capacity up to an additional $25.0 million.  Borrowing availability is based on a percentage of our inventory (excluding capitalized indirect costs) and certain accounts receivable.  This loan agreement amends and supersedes our previous loan and security agreement dated as of December 29, 2005.

Borrowings under the loan agreement are guaranteed by West Marine, Inc. and West Marine Canada Corp. (an indirect subsidiary of West Marine, Inc.) and secured by a security interest in all of our accounts receivable and inventory, certain other related assets, and all proceeds thereof. The amended and restated loan agreement  scheduled to terminate on August 23, 2014, at which time  we must repay all outstanding loans under the agreement.

The new credit facility is available for general working capital and general corporate purposes. On August 23, 2010, we had no outstanding amounts under the new loan agreement other than approximately $4.8 million in aggregate of undrawn letters of credit that were previously outstanding under our prior credit facility.

At our election, borrowings under the credit facility will bear interest at one of the following options: (1) the prime rate, highest of (a) the federal funds rate, as in effect from time to time, plus one-half of one percent, (b) the LIBOR rate for a one-month interest period plus one percent, or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate”; or (2) the LIBOR rate quoted by the British Bankers Association for the applicable interest period.  In each case, the applicable interest rate is increased by a margin imposed by the loan agreement.  The applicable margin for any date will depend upon the amount of available credit under the revolving credit facility, and the margin range is between 1.50% and 2.00% for option (1) and between 2.50% and 3.00% for option (2).  The loan agreement also imposes a commitment fee on the unused portion of the revolving credit facility available.

The loan agreement contains customary covenants including, but not limited to, restrictions on the ability of West Marine, Inc. and its subsidiaries to incur liens, make acquisitions and investments, pay dividends and sell or transfer assets.  Additionally, we must maintain a minimum revolving credit availability equal to the greater of $7 million or 10% of the borrowing base.

If  certain events of default occur, our obligations under the credit facility may be accelerated and the lending commitments under the credit facility terminated.  These events of default include, after the expiration of any applicable grace periods, payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, material payment defaults (other than under the credit facility), voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA events, change of control and other customary defaults.

The description set forth in this Item 1.01 is qualified in its entirety by reference to the full text of the amended and restated loan and security agreement filed with this report as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(a)           Not Applicable.

(b)           Not Applicable.

(c)           Not Applicable.

(d)           Exhibit:

10.1
Amended and Restated Loan and Security Agreement, dated as of August 23, 2010, by and among West Marine Products, Inc., West Marine Puerto Rico, Inc. and W Marine Management Company, Inc., as borrowers, West Marine, Inc. and West Marine Canada Corp., as guarantors, Wells Fargo Retail Finance, LLC, as arranger and administrative agent, Wells Fargo Bank, National Association, as issuing lender, and Bank of America, N.A. and Union Bank, N.A., as the other lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: August 27, 2010	By:	/s/ Thomas R. Moran
Thomas R. Moran
Senior Vice President and
Chief Financial Officer